Exhibit (a.2)

ISHARES MSCI RUSSIA CAPPED INDEX FUND, INC.

ARTICLES OF AMENDMENT

iShares MSCI Russia Capped Index Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

iShares MSCI Russia Capped ETF, Inc.

SECOND: Article V of the Charter is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name:	iShares MSCI Russia Capped Index Fund

New Name:	iShares MSCI Russia Capped ETF

THIRD: The foregoing amendments to the Charter were approved by a majority of the entire Board of Directors of the Corporation and were limited to changes expressly authorized by Section 2-605(a) of the MGCL without action by the stockholders.

FOURTH: These Articles of Amendment shall become effective at 12:00 a.m. on July 1, 2013.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Exhibit (a.2)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested by its Secretary this 28th day of June, 2013.

ATTEST:		ISHARES MSCI RUSSIA CAPPED INDEX FUND, INC.

/s/ Eilleen M. Clavere	By:	/s/ Edward Baer
Name: Eilleen M. Clavere		Name: Edward Baer
Title: Secretary		Title: Vice President